Exhibit 99.1

Alcon and RxSight Announce Collaboration to Develop Adjustable PCIOLs

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Non-exclusive license agreement for the development and commercialization of novel post-operative light adjustable PCIOL technologies
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Collaboration aims to combine best-in-class PCIOL optics with first-in-class platform to enable fine-tuning of visual outcomes after cataract surgery

Aliso Viejo, CA, July 6th, 2026 – Alcon (SIX/NYSE: ALC), the global leader in eye care dedicated to helping people see brilliantly, and RxSight, Inc. (NASDAQ: RXST), an ophthalmic medical device company dedicated to providing high-quality customized vision to patients following cataract surgery, today announced a non-exclusive collaboration to jointly develop adjustable presbyopia-correcting intraocular lenses (PCIOLs).

Under the collaboration, the companies will be innovating on their respective platforms – RxSight's post-operative light-adjustable technology and Alcon's PCIOL optical designs – and combining them to create a co-developed technology that enables surgeons to fine-tune visual outcomes for their cataract patients who choose a PCIOL.

“Our leading PCIOLs have helped millions of patients reduce or eliminate the need for glasses after cataract surgery,” said David J. Endicott, Chief Executive Officer of Alcon. “Together with RxSight’s technology, we have the opportunity to develop tunable PCIOLs, giving surgeons even greater confidence to refine outcomes after surgery.”

“We are excited to work with Alcon to provide patients greater access to outcomes customized to their needs after surgery,” said Ron Kurtz, President and Chief Executive Officer of RxSight. “This collaboration underscores our belief in the importance of adjustability and will help accelerate its expansion across a wider base of patients.”

As part of the agreement, RxSight will receive a $60 million upfront payment to begin development. RxSight could receive up to an additional $140 million in payments as development and regulatory milestones are met. Under the agreement, Alcon will lead global commercialization, while RxSight will be responsible for development and manufacturing and receive royalties on net sales.

About Alcon

Alcon helps people see brilliantly. As the global leader in eye care with a heritage spanning over 75 years, we offer the broadest portfolio of products to enhance sight and improve people’s lives. Our Surgical and Vision Care products touch the lives of more than 260 million people in over 140 countries and territories each year living with conditions like cataracts, glaucoma, retinal diseases and refractive errors. Our more than 25,000 associates are enhancing the quality of life through innovative products, partnerships with Eye Care Professionals and programs that advance access to quality eye care. Learn more at www.alcon.com.

RxSight, Inc. | 100 Columbia, Aliso Viejo, CA 92656 | rxsight.com

About RxSight, Inc.

RxSight, Inc. is an ophthalmic medical device company dedicated to providing high-quality customized vision to patients following cataract surgery. The RxSight® Light Adjustable Lens system, comprised of the RxSight Light Adjustable Lens® (LAL®/LAL+®, collectively the “LAL”), RxSight Light Delivery Device (LDD™) and accessories, is the first and only commercially available intraocular lens (IOL) technology that can be adjusted after surgery, enabling doctors to customize and deliver high-quality vision to patients after cataract surgery. Additional information about RxSight can be found at www.rxsight.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements in this press release that are not purely historical are forward-looking statements, including, without limitation, statements regarding: potential payments that may be received by us in connection with the collaboration, including potential milestone payments and royalties; and RxSight’s and Alcon’s respective rights and obligations under the collaboration agreement, a description of which (including material terms and conditions) may be found in the Current Report on Form 8-K filed of even date herewith with the Securities and Exchange Commission (SEC). The forward-looking statements contained herein are based upon our current expectations and involve assumptions that may never materialize or may prove to be incorrect. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including, without limitation, uncertainty as to whether the anticipated benefits and opportunities of the proposed collaboration may be realized or make take longer to realize or may cost more than expected; risks of unexpected hurdles, costs or delays; challenges in technology transfer and manufacturing; challenges inherent in new product candidate development, including obtaining regulatory approvals; challenges associated with collaborating with third parties, including intellectual property, operational, financial and other risks; uncertainty of commercial success for new products; the ability of RxSight and Alcon to successfully execute their respective strategic plans; and other risks that may be found in the section entitled Part II, Item 1A (Risk Factors) in the Quarterly Report on Form 10-Q for the period ended March 31, 2026, filed with the Securities and Exchange Commission (SEC) on May 6, 2026, and other documents that RxSight files from time to time with the SEC. These forward-looking statements are made as of the date of this press release, and RxSight assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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Oliver Moravcevic	Robert Spirito
omoravcevic@rxsight.com	rspirito@rxsight.com

RxSight, Inc. | 100 Columbia, Aliso Viejo, CA 92656 | rxsight.com